UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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LITHIA MOTORS, INC.
(Exact Name of Registrant as Specified In Its Charter)

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LITHIA MOTORS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 8, 2002

To the Shareholders of Lithia Motors, Inc.:

I am pleased to invite you to the Annual Meeting of Shareholders of LITHIA MOTORS, INC., which will be held at the Ashland Springs Hotel, 212 E. Main Street, Ashland, Oregon 97520, on Wednesday, May 8, 2002, at 4:00 p.m., Pacific Daylight Time for the following purposes.

1.	To elect directors of the Company for the ensuing year;

2.	To approve an amendment to the Lithia Motors, Inc. 2001 Stock Option Plan to increase the number of shares available for grants under the plan;

3.	To approve an amendment to the Lithia Motors, Inc. 1998 Employee Stock Purchase Plan to increase the number of shares issuable under the plan; and

4.	To ratify and approve the previous issuance of 514,238 shares of Class A Common Stock upon conversion of 10,360 shares of Series M Preferred Stock issued as partial consideration for the May 1999 purchase of certain dealerships from the Moreland Group.

We will also consider and act on such other matters as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 20, 2002, as the record date. Only holders of record of our common stock and Series M preferred stock at the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in this proxy statement.

The proxy statement, the proxy card, a return envelope and a copy of the Annual Report to Shareholders describing our operations for the year ended December 31, 2001, are enclosed.

I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. Your shares will be voted at the meeting in accordance with your proxy.

If you have shares in more than one name, or if your stock is registered in more than one way, you may receive multiple copies of the proxy materials. If so, please sign and return each proxy card you receive so that all of your shares may be voted. I look forward to meeting you at the Annual Meeting.

Very truly yours,

LITHIA MOTORS, INC

SIDNEY B. DeBOER Chairman of the Board and Chief Executive Officer

April 5, 2002

LITHIA MOTORS, INC.

PROXY STATEMENT

General

This proxy statement and the accompanying 2001 Annual Report to Shareholders, the Notice of Annual Meeting and the proxy card are being furnished to the shareholders of Lithia Motors, Inc., an Oregon corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2002 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at the Ashland Springs Hotel, 212 E. Main Street, Ashland, Oregon 97520 on Wednesday, May 8, 2002, at 4:00 p.m. Pacific Daylight Savings Time and any adjournment thereof. These proxy materials and our 2001 Annual Report to Shareholders are being mailed on or about April 5, 2002 to shareholders of record on March 20, 2002 of our common stock and Series M preferred stock.

Solicitation and Revocation of Proxies

The Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us.

The two persons named as proxies on the enclosed proxy card, Sidney B. DeBoer and M. L. Dick Heimann, were designated by the Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the shareholder as provided in the proxy card, it will be voted in accordance with any specification made. Proxies submitted without specification will be voted to elect the nominees for directors proposed by the Board of Directors and for each of the proposals listed on the Notice of Annual Meeting.

A proxy may be revoked by a shareholder prior to its exercise by written notice to the Secretary of Lithia Motors, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later dated proxy will not affect a vote on any matter taken prior to its receipt by us.

Our principal executive office and mailing address is at 360 E. Jackson Street, Medford, Oregon 97501.

Voting at the Meeting

The Class A common stock, Class B common stock and Series M preferred stock constitute the only classes of securities entitled to notice of and to vote at the meeting. As of the record date, there were 13,858,532 shares of Class A common stock, 3,918,231 shares of Class B common stock and 4,499 shares of Series M preferred stock outstanding and entitled to vote. All shares vote together as a single voting group on all matters submitted to a vote of the shareholders at this year’s Annual Meeting.

At the annual meeting, each share of Class A common stock is entitled to one vote per share, each share of Class B common stock outstanding is entitled to ten votes per share and each share of Series M preferred stock is entitled to 54.30 votes per share. For a quorum to exist, there must be represented at the meeting in person or by proxy shares representing a majority of the votes entitled to vote at the meeting.

Proxies that expressly indicate an abstention as to a particular proposal and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will be counted. Therefore, abstention from voting or nonvoting by brokers will have no effect. Each of the three proposals will be approved if more votes are cast in favor of the proposal than cast against it. Therefore, abstention from voting and nonvoting by brokers will have no effect on the approval of these proposals.

BUSINESS TO BE CONDUCTED AT THE MEETING

Proposal No. 1
Election of Directors

Our bylaws provide for not less than two and not more than seven directors. The Board of Directors has currently established the number of directors at seven. Directors are elected by the shareholders at our annual meeting and serve until the next annual meeting or until their successors are elected and qualified. The Board of Directors has nominated the following persons to serve as directors for the ensuing year:

Name	Age	Has Been a Director Since

Sidney B. DeBoer	58	1968
Thomas Becker	50	1997
R. Bradford Gray	50	1997
M. L. Dick Heimann	58	1970
W. Douglas Moreland	53	1999
Gerald F. Taylor	61	2000
William J. Young	59	1997

Sid DeBoer has served as the Chairman, Chief Executive Officer and Secretary since 1968. He also is a member of various automobile industry organizations, including the President’s Club of the National Automobile Dealers Association, Oregon Auto Dealers Association, Medford New Car Dealers Association, Chrysler Dealer Council, Toyota Dealer Council and Honda Dealer Council. Mr. DeBoer has earned several awards including the Time Magazine Quality Dealer Award in 1997, the Sports Illustrated All-Star Dealer Award in 1990 and Medford Chamber of Commerce Awards in 1986, 1991, 1993 and 1998. Mr. DeBoer is active with several community and charitable organizations, including Southern Oregon University Foundation Board, Medford Rogue Rotary, Medford Rogue Rotary Foundation (Treasurer), Oregon Community Foundation and Oregon Shakespeare Festival. In the past, Mr. DeBoer has also served on the Boards of Ashland Community Hospital and Rogue Valley Medical Center Foundation. Mr. DeBoer is the father of executive officers Bryan B. DeBoer and Jeffrey B. DeBoer.

Tom Becker became a Director in March 1997. Mr. Becker is the Chief Executive Officer of Pacific Retirement Services, Inc. and Rogue Valley Manor in Medford, Oregon. Pacific Retirement Services, Inc. is the parent corporation of over 30 retirement, senior housing and healthcare facilities in Oregon, California and Texas and provided management, operations and development services to non-profit retirement committees owned by others. Mr. Becker began his career with Rogue Valley Manor in January 1978. Mr. Becker holds a Bachelor of Science degree from the University of Oregon and serves on the Board of Directors of PremierWest Bancorp, Medford, Oregon.

Brad Gray has served as Executive Vice President since 1996 and became a Director in 1997. From 1981 to 1995, he served in various capacities including as General Manager of our Grants Pass (1991-1995) and Lithia Dodge (1989-1991) stores. Since 1975, Mr. Gray has held various positions in the automobile sales industry, including sales representative, sales manager and general manager.

Dick Heimann has served as the Chief Operating Officer and Director since 1970 and was appointed President in 1997. Prior to joining us, he served as a district manager of Chrysler Corporation from 1967 to 1970. He is a member of various automobile industry organizations including the Oregon Auto Dealers Association, the Jeep Dealer Council and the Medford New Car Dealers Association, for which he has previously served as president. Mr. Heimann is a graduate of University of Colorado with a Bachelor of Science degree in Biology and Languages.

Doug Moreland became a Director and Regional Vice President – Intermountain Region in May 1999 when we acquired seven stores from his Moreland Automotive Group. From March 2000 to March 2002, Mr. Moreland served as Senior Vice President, Regional Operations – Colorado. Currently, he oversees the operations of a number of other automotive franchise stores he owns. Mr. Moreland began his auto retailing career in 1969 and became a primary dealer and owner in January 1980.

Jerry Taylor became a Director in April 2000. Mr. Taylor served in the position of Senior Vice President and CFO of Applied Materials, Inc., a manufacturer of semi-conductor equipment, from 1990 until 1998 and as a senior advisor to the CEO from 1998 until 2000. Mr. Taylor serves as a member of the Board of Directors of Electro Scientific Industries, Inc. and the Oregon Shakespeare Festival.

Bill Young became a Director in March 1997. From 1994 through July 2000, Mr. Young was the Chairman of the Board, President and Chief Executive Officer of Advanced Machine Vision Corporation, operating in the machine vision industry. Prior to 1994, Mr. Young served with Volkswagen of America for 18 years, most recently as President and Chief Executive Officer. During his tenure as President and CEO of Volkswagen of America, Mr. Young also served as President of V-Crest Systems, Inc., a computer services company serving 1,200 auto dealer agencies, and director of VCI, Inc., a $2 billion financial services company. Currently, Mr. Young is an automotive market and management consultant.

The Board of Directors recommends a vote for each of the nominees named above.

Meetings and Committees of the Board of Directors

The Board of Directors held four regular meetings during the year ended December 31, 2001.

The Compensation Committee, consisting of Messrs. Becker (Chairman), Taylor and Young, all independent directors, reviews and approves salaries, grants of stock options and other incentive compensation for the executive officers. The Compensation Committee also administers our 2001 Stock Incentive Plan and our 1998 Employee Stock Purchase Plan. The Compensation Committee held three meetings during 2001.

The Audit Committee, consisting of Messrs. Becker (Chairman), Taylor and Young, is responsible for overseeing our accounting functions, our system of internal controls established by management, and the processes to assure compliance with applicable laws, regulations and internal policies. The Audit Committee held three meetings during 2001.

Each member of the Audit Committee is independent, as independence is defined under Rule 303.01 of the corporate governance standards of the New York Stock Exchange. The Board has adopted an Audit Committee Charter, which provides that employees of the Company are not eligible to serve on the Audit Committee. The charter further provides that at least one member shall have had past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including service as a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board believes that each of the current members of the Audit Committee has employment experience that provides them with appropriate financial sophistication to serve on the Audit Committee.

The Nominating Committee consists of Messrs. DeBoer, Heimann and Young. The Nominating Committee makes recommendations to the Board of Directors of persons to be nominated to serve on the Board. The Committee will also consider recommendations received from shareholders. The Nominating Committee held one meeting during 2001.

Compensation of Directors

Directors who are not employees were paid $15,000 as an annual retainer in 2001. During 2001, each non-employee director also received options exercisable for 1,000 shares of our Class A common stock. The options were granted at the fair market value of our common stock on the date of grant and vest six months after the date of grant. Directors who are employees do not receive any additional compensation for serving as a director. All directors are reimbursed for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Starting May 1, 2002, directors who are not employees will receive cash compensation of $18,000 per year, the 1,000 share option grant noted above and a grant of Class A common stock on June 1 following each years service of 200 shares plus an additional 100 shares for service on one or more committees and 50 shares for each committee chairmanship.

Proposal No. 2

Approval of an Amendment to the Lithia Motors, Inc. 2001 Stock Option Plan
to Increase the Number of Shares Available for Grant Under the Plan.

Our shareholders have previously approved the Lithia Motors, Inc. 2001 Stock Option Plan (the “Plan”). Stock options provide our management employees and directors with incentives to increase productivity and profitability, thereby enhancing shareholder value. We believe that an important component of total compensation is the long-term incentives a grant of stock options provides. Further, we believe such grants enable us to attract and retain the most highly qualified officers and managers. We have, in the past, provided, and plan to continue to provide, ownership opportunities to these individuals and non-employee directors in the form of stock options to purchase our Class A common stock. This allows us to provide total compensation at competitive levels without placing undue demands on our capital resources or reported earnings.

As of March 20, 2002, we had outstanding option grants for 1,401,451 shares, with existing authority to issue grants for an additional 257,600 more shares. Prior to our recently completed public offering, the outstanding options and remaining authority represented 13.1% of our outstanding shares.

Our Board of Directors, upon recommendation of our Compensation Committee, approves the grant of options each year. During 2001, options for a total of 312,400 shares were granted. As our group of management employees continues to grow, we anticipate that the need for future grants may increase. To provide an available pool to accommodate these anticipated grants, the Board of Directors has approved an amendment to the Plan to increase the total number of shares authorized to be issued under the Plan from 600,000 to 1.2 million. Assuming our shareholders approve this amendment, we would have 857,600 shares available for future grants under the Plan as of March 20, 2002, which together with the outstanding grants, would equal 12.7% of our current outstanding common shares. A summary of the significant terms of the Plan is attached as Appendix A to this proxy statement.

The Board of Directors unanimously recommends that our shareholders vote in favor of the adoption of the amendment to the 2001 Stock Option Plan.

Proposal No. 3

Approval of an Amendment to the 1998 Employee Stock Purchase Plan to
Increase the Number of Shares Issuable Under the Plan

Our shareholders have previously approved the 1998 Employee Stock Purchase Plan (the “ESPP”) which permits eligible employees to purchase our Class A common stock via payroll deductions at a price equal to the lower of 85% of the market price of such shares on the first day or the last day of each fiscal quarter.

We recommended the ESPP as a tool to encourage employee ownership of our stock in a belief that such ownership would heighten their commitment and efforts to the Company. We believe the ESPP is a success and is achieving its desired results. During 2001, 733 employees (approximately 20% of those eligible) participated in the program and purchased a total of 142,433 shares. Deductions are limited to 10% of a participant’s base pay but no more than an amount sufficient to purchase shares having a fair market value of $25,000 in any plan year.

Currently, the ESPP authorizes the sale of 500,000 shares. As of March 20, 2002, 385,408 shares have been sold under the ESPP, leaving 114,592 shares available for purchase. Upon recommendation of our Compensation Committee, the Board of Directors approved an amendment to the ESPP to increase the total shares available under the ESPP from 500,000 to 1.0 million. Assuming our shareholders approve the amendment, we would have 614,592 shares available for future purchases at March 20, 2002.

Because employees who control 5% or more of the total voting power of all classes of our stock are not eligible, Messrs. Sidney DeBoer, Heimann and Gray are not currently eligible to participate in the ESPP. Messrs. Jeffrey DeBoer, Bryan DeBoer and Mark DeBoer are not able to participate because of their family relationship with Sidney DeBoer.

A more complete summary of the ESPP is set forth in Appendix B, attached.

The Board of Directors unanimously recommends that the shareholders vote in favor of the amendment to the 1998 Employee Stock Purchase Plan.

Proposal No. 4

To Ratify and Approve the Previous Issuance of 514,238 Shares of Class A
Common Stock upon Conversion of 10,360 shares of Series M Preferred Shares
Issued as Partial Consideration for the May 1999 Purchase of Certain
Dealerships from the Moreland Group

In May 1999, we entered into a series of agreements with W. Douglas Moreland purchasing seven dealerships, primarily in Colorado, from his group of stores. As part of the purchase price, we issued 1,576,461 shares of Class A common stock and 14,859 shares of Series M Preferred Stock.

The Series M Preferred Stock votes with Class A common stock on an as if converted basis. The Series M Preferred Stock is convertible into Class A common stock at our option at any time and at the option of the holder under limited circumstances. The Series M Preferred Stock is also redeemable at our option. The Series M Preferred Stock converts into Class A common stock based on a formula that divides the average Class A common stock price for a 15-day period into one thousand and then multiplies such amount by the number of Series M Preferred Shares being converted. The Series M Preferred Stock does not have a dividend preference, but participates in any dividends on an as if converted basis. The Series M Preferred Stock has a $1,000 per share liquidation preference. In June 2001 and January 2002, we converted a total of 10,360 shares of Series M Preferred Stock into 514,238 shares of Class A common stock.

Our Class A common stock is listed on the New York Stock Exchange. Rules of the NYSE require prior shareholder approval of the issuance of Class A common stock in any transaction or series of transactions if the number of shares to be issued exceeds 20% of the number of share previously outstanding.

The Class A common stock initially issued to the Moreland Group was within the 20% limit and did not require shareholder approval. However, the additional Class A common stock issued upon conversion by the Company of the 10,360 shares of Series M Preferred Stock moderately exceeded the 20% threshold. A resolution was submitted and approved by the shareholders at last years annual shareholders meeting to approve this conversion but since the item had not been included in the notice of the meeting or in our proxy statement, the NYSE has asked that the action be resubmitted this year and included in our proxy materials.

The Board of Directors unanimously recommends that the shareholders vote in favor of the proposal to ratify and approve the previous issuance of the
514,238 shares of Class A common stock upon conversion of 10,360 shares of
Series M Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 20, 2002, certain information with respect to ownership of our common stock and Series M preferred stock of (i) each Director, (ii) each executive officer, (iii) all persons known by us to be beneficial owners of more than 5 percent of our common stock, and (iv) all executive officers and Directors as a group.

		Number of	Percent of Shares
Shareholder	Class (A)	Shares (B)	Outstanding (C)

Lithia Holding Company, LLC (D) (E)	Class B	3,918,231	100%
Sidney B. DeBoer (D) (E) (F)	Class A	72,954	*
	Class B	3,918,231	100%
W. Douglas Moreland (D) (G)	Class A	688,805	5.0%
	Series M	3,904	86.8%
Fidelity Management and Research Corp. (H) 82 Devonshire Street Boston, Massachusetts 02109	Class A	779,100	5.6%
M. L. Dick Heimann (D) (I)	Class A	181,674	1.3%
R. Bradford Gray	Class A	62,749	*
Don Jones, Jr. (J)	Class A	44,735	*
Jeffrey B. DeBoer	Class A	30,191	*
Bryan B. DeBoer	Class A	30,005	*
Thomas Becker (K)	Class A	15,200	*
Gerald F. Taylor	Class A	12,000	*
William J. Young	Class A	5,000	*
All current executive officers and directors as a group (10 persons) (L)	Class A	1,143,313	8.1%
	Class B	3,918,231	100%
	Series M	3,904	86.8%

*	Less than one percent

(A)	The Class A common stock is entitled to one vote per share, the Class B common stock is entitled to 10 votes per share and is convertible into Class A Common Stock on a share for share basis at the option of the holder thereof or under certain other circumstances and the Series M preferred stock is entitled to 54.30 votes per share.

(B)	Includes shares subject to options exercisable within 60 days of March 20, 2002 as follows:

Name	Number of Options

Sidney B. DeBoer	61,902
W. Douglas Moreland	25,368
M. L. Dick Heimann	64,810
R. Bradford Gray	62,749
Don Jones, Jr.	21,404
Jeffrey B. DeBoer	22,727
Bryan B. DeBoer	21,675
Thomas Becker	5,000
Gerald F. Taylor	2,000
William Young	5,000
All current executive officers and directors as a group (10 persons)	292,635

(C)	Applicable percentage of ownership is based on 13,858,532 shares of Class A common stock outstanding, 3,918,231 shares of Class B common stock outstanding and 4,499 shares of Series M Preferred Stock outstanding as of March 20, 2002, together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days after March 20, 2002 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

(D)	Such person can be reached c/o 360 E. Jackson Street, Medford, Oregon 97501.

(E)	Sidney DeBoer, as the manager of Lithia Holding Company and pursuant to the terms of its operating agreement, has the sole voting and investment power with respect to all of the Class B common stock. Accordingly, all shares held by Lithia Holding Company are deemed beneficially owned by him. The following table gives tabular information regarding the ownership of Lithia Holding Company, LLC:

	Units Owned

Unit Holder	Number	Percent

DeBoer Family LLC	50,000	50.9%
Heimann Family LLC	34,875	35.5%
R. Bradford Gray	7,000	7.1%
DeBoer Insurance, LLC	4,990	5.1%
Sidney B. DeBoer Trust	1,425	1.4%

Sidney B. DeBoer is the manager of the DeBoer Family LLC, whose members include Mr. DeBoer, his spouse and other family members. M. L. Dick Heimann is the manager of the Heimann Family LLC, whose members include Mr. Heimann and other family members. Bryan DeBoer is the manager of DeBoer Insurance, LLC, whose members are Bryan B. DeBoer, Jeffrey B. DeBoer and Mark D. DeBoer. Sidney B. DeBoer is the trustee and owner of the Sidney B. DeBoer Trust.

(F)	Includes 10,325 Class A shares held in Mr. DeBoer’s 401(k) account. Also includes all shares held by Lithia Holding Company, LLC, which he controls.

(G)	All Class A shares and all of the Series M shares beneficially owned by Mr. Moreland are held by a limited partnership of which Mr. Moreland and his wife are the limited partners and Mr. Moreland is the President of the corporate general partner.

(H)	Based solely on information as of December 31, 2001 provided on Schedule 13G filed with the Securities and Exchange Commission by FMR Corp. (“FMR”). FMR is the parent holding company of Fidelity Management Trust Company, which has beneficial ownership of 739,470 of the reported shares. FMR has sole voting power with respect to 329,100 shares and sole dispositive power with respect to all 739,470 shares.

(I)	Includes 15,964 shares held by Mr. Heimann’s spouse.

(J)	Includes 7,504 Class A shares held in Mr. Jones’ 401(k) account.

(K)	Includes 200 shares held in a custodial account for Mr. Becker’s daughter.

(L)	Class A includes 15,964 shares held by Mr. Heimann’s spouse, 200 shares held in a custodial account for Mr. Becker’s daughter, 10,325 shares held in Sidney DeBoer’s 401(k) account, 7,504 shares held in Mr. Jones’ 401(k) account and 664 shares held in Jeffrey B. DeBoer’s 401(k) account.

EXECUTIVE OFFICERS

The following table identifies our current executive officers, the positions they hold, and the year in which they joined the Company. Our officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Current Position(s)	With Company Since

Sidney B. DeBoer	58	Chairman, Chief Executive Officer and Secretary	1968
M. L. Dick Heimann	58	President, Chief Operating Officer and Director	1970
R. Bradford Gray	50	Executive Vice President and Director	1981
Bryan B. DeBoer	35	Senior Vice President, Mergers and Acquisitions/ Operations	1989
Don Jones, Jr.	39	Senior Vice President, Retail Operations	1989
Jeffrey B. DeBoer	37	Senior Vice President and Chief Financial Officer	1997

Information on the business backgrounds of Sidney B. DeBoer, M. L. Dick Heimann and R. Bradford Gray is provided in “Election of Directors” above.

Bryan DeBoer joined us in 1989 working in various capacities including General Manager of certain stores, Finance Manager and General Sales Manager. In 1996, Mr. DeBoer began serving on the acquisition team and was promoted to Vice President, Acquisitions in 1997. In March 2000, Mr. DeBoer was promoted to Senior Vice President, Mergers and Acquisitions/Operations. Mr. DeBoer has a B.S. degree from Southern Oregon University. Mr. DeBoer also graduated from the National Auto Dealers Association Dealer Academy in 1990, where he was trained in all operational aspects of auto retailing.

Don Jones joined us in 1989 as a General Sales Manager after 13 years of auto retailing experience outside of Lithia. Mr. Jones has held various other positions including General Manager, Executive Manager and Regional Manager. In 1997, Mr. Jones was promoted to Vice President, Operations and in March 2000, he was promoted to Senior Vice President of Retail Operations. Mr. Jones holds degrees from Menlo College in Atherton, California and the University of Oregon.

Jeff DeBoer joined us in March 1997 as Vice President, Finance and Investor Relations. In March 2000, Mr. DeBoer was promoted to Senior Vice President and Chief Financial Officer. Prior to joining Lithia, Mr. DeBoer was an equity analyst and sector fund manager at Fidelity Investments Japan from 1994 to 1997 and a Credit Officer at Fuji Bank, Ltd., in Tokyo, Japan from 1988 to 1992. Mr. DeBoer holds an undergraduate degree from Pomona College and an M.B.A. degree with a specialty in finance and investment management from London Business School. Mr. DeBoer also attended the National Auto Dealers Association Dealer Academy in 1998, where he was trained in all operational aspects of auto retailing.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table shows compensation paid to the Chief Executive Officer and the top four other executive officers during 2001, who had total compensation during 2001 exceeding $100,000 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Long-Term
		Annual Compensation			Comp. Awards

				Other	Securities
				Annual	Underlying
Name and Principal Position	Year	Salary	Bonus (A)	Compensation (B)	Options (#)

Sidney B. DeBoer Chairman, Chief Executive Officer and Secretary	2001 2000 1999	$552,000 418,000 372,000	$635,356 6,000 349,459	$12,747 8,264 8,868	16,000 87,282 12,000
M. L. Dick Heimann President, Chief Operating Officer and Director	2001 2000 1999	446,000 334,500 300,000	536,500 6,000 320,500	11,993 525 6,774	16,000 87,282 12,000
R. Bradford Gray Executive Vice President and Director	2001 2000 1999	390,000 287,000 264,000	570,500 6,000 277,500	15,224 6,993 8,240	12,000 40,000 8,000
Don Jones, Jr. Senior Vice President, Retail Operations	2001 2000 1999	341,000 239,000 215,000	399,833 1,000 219,500	6,867 5,757 3,488	8,000 32,000 4,000
Bryan B. DeBoer Senior Vice President, Mergers and Acquisitions/ Operations	2001 2000 1999	334,000 237,415 190,000	399,650 1,000 228,500	15,291 8,990 9,357	8,000 32,000 4,000

(A)	Includes a “years of service bonus” for each of the Named Executive Officers of $3,500 in 1999, $1,000 in 2000 and $3,500 in 2001. All full-time employees are entitled to an annual “years of service bonus” for each year of employment (maximum of ten years) in an amount determined by management in its discretion at year-end.

The remainder of the bonus amounts for 2001 were awarded by the Compensation Committee based upon a discretionary plan approved by the Board of Directors. The award amounts were determined on the basis of achieving or exceeding both Company specific and individual performance goals. For 2002, the Compensation Committee has approved a discretionary Executive Bonus Program that provides for a base salary match of up to 150% for each of the executive officers if the Company performs at or above specific targets in six areas: achieving manufacturer determined minimum sales levels; customer satisfaction levels; earnings per share; same store sales and profit growth; operating margins and return on average equity. If target levels are not achieved in any of these areas, the amount of the salary match would be reduced or eliminated.

(B)	Includes an automobile allowance and Company contributions to employees’ 401(k) account.

Stock Options

The following table contains information concerning the grant of stock options under the Company’s 2001 Stock Incentive Plan to the Named Executive Officers in 2001.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential
	Individual Grants (A)				Realizable Value
					At Assumed Annual
	Number of	% of Total			Rates of Stock Price
	Securities	Options			Appreciation for
	Underlying	Granted to			Option Term (B)
	Options	Employees in	Exercise	Expiration
Name	Granted	Fiscal Year	Price ($/Sh.)	Date	5%	10%

Sidney B. DeBoer	16,000	5.1%	$19.24	12/26/11	$193,860	$491,033
M. L. Dick Heimann	16,000	5.1%	$19.24	12/26/11	$193,860	$491,033
R. Bradford Gray	12,000	3.8%	$19.24	12/26/11	$145,395	$368,275
Don Jones, Jr.	8,000	2.6%	$19.24	12/26/11	$96,930	$245,516
Bryan DeBoer	8,000	2.6%	$19.24	12/26/11	$96,930	$245,516

(A)	All options granted to the Named Executive Officers during 2001 vest 100% on the fifth anniversary of the grant date and expire on the tenth anniversary of the grant date. Options for 5,197 shares awarded to each of Messrs. Gray and Jones were incentive stock options. The balance of those awards and all awards to the other Named Executive Officers were non-qualified stock option grants.

(B)	These calculations are based on certain assumed annual rates of appreciation as prescribed by rules adopted by the Securities and Exchange Commission requiring additional disclosure regarding executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of 5% and 10% per annum on a compounded basis over the term of the stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of our Class A common stock and overall stock market conditions. There can be no assurance that amounts reflected in this table will be achieved, or may not be exceeded.

Option Exercises and Holdings

The following table provides information concerning the exercise of options during 2001 and unexercised options held as of the end of the fiscal year, with respect to the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of
			Securities Underlying
			Unexercised		Value of Unexercised
	Number of		Options		In-The-Money Options
	Shares		At FY-End (#)		At FY-End (A)
	Acquired	Value
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Sidney B. DeBoer	727	$10,178	48,010	80,000	$268,760	$618,433
M. L. Dick Heimann	—	—	50,918	80,000	$326,048	$618,433
R. Bradford Gray	—	—	57,855	61,004	$932,606	$418,086
Don Jones, Jr.	—	—	17,404	44,387	$263,239	$296,504
Bryan DeBoer	—	—	17,675	44,000	$260,490	$288,880

(A)	Market value of the underlying securities at December 31, 2001 ($20.70 per share), minus exercise price of the unexercised options.

Employment Agreements

We entered into an employment agreement with Mr. Moreland dated May 14, 1999. The agreement is for a term of three years and provides for an initial annual base salary of $180,000, plus an incentive bonus based on the annual increase in profits of the dealerships under his direction. The agreement is not being renewed.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors consists of Messrs. Becker (Chairman), Taylor and Young. The members are non-employee, outside directors and are responsible for establishing compensation of officers who also serve on the Board of Directors and proposing other compensation and incentive plans for the executive officers including the Named Executive Officers.

Compensation Philosophy and Policies

Our goal is to structure executive officer compensation to attract, motivate and retain senior management by providing an opportunity for competitive compensation based on performance. Executive officer compensation includes competitive base salaries, performance based bonuses and long-term stock-based incentive opportunities in the form of options exercisable to purchase our Class A common stock.

It is the policy of the Committee to structure, to the extent possible, compensation that meets the “performance-based” criteria as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended, and therefore is not subject to federal income tax deduction limitations.

Base Salaries

Base salaries for the Named Executive Officers were determined on factors including, but not limited to, the responsibilities assigned to such persons and the salaries for comparable positions within the industry.

Annual Bonuses

For 2001, we proposed, and the Board approved, a discretionary bonus plan and at year-end made bonus awards to the Chief Executive Officer and other executive officers. Award amounts were determined on the basis of achieving and, in certain cases, exceeding Company specific and individual performance goals.

For 2002, the Compensation Committee has approved a revised Executive Bonus Program, which anticipates discretionary bonuses of up to 150% of base salary for each executive officer, if each of the six Company specific performance targets are achieved. Awards would be reduced or eliminated if some or all of the levels are not met in full.

Stock Incentive Plan

The Company’s 2001 Stock Incentive Plan provides for the issuance of incentive and/or nonqualified stock options to officers and other key employees to purchase shares of our Class A common stock. See “Option Grants in Last Fiscal Year” table for a summary of options granted to the Named Executive Officers during 2001.

Employee Stock Purchase Plan

The Company maintains an Employee Stock Purchase Plan, which covers substantially all eligible full-time employees. Messrs. Sidney B. DeBoer, Heimann and Gray are not eligible to participate in the Employee Stock Purchase Plan since employees who control 5% or more of the total voting power of all classes of the Company’s stock are not eligible. Messrs. Jeffrey DeBoer, Bryan DeBoer and Mark DeBoer are not able to participate because of their family relationship with Sidney DeBoer.

SUBMITTED BY:
Thomas Becker (Chairman)
Gerald F. Taylor
William J. Young

STOCK PERFORMANCE GRAPH

The following line-graph shows the annual percentage change in the cumulative total returns for the past five years on an assumed $100 initial investment and reinvestment of dividends, on (a) Lithia Motors, Inc.’s Class A common stock; (b) the Russell 2000; and (c) a peer group index composed of United Auto Group, Inc., Auto Nation (formerly Republic Industries, Inc.), Sonic Automotive, Inc. and Group 1 Automotive, Inc., the only other comparable publicly traded automobile dealerships in the United States as of December 31, 2001. The peer group index utilizes the same methods of presentation and assumptions for the total return calculation as does Lithia Motors and the Russell 2000. All companies in the peer group index are weighted in accordance with their market capitalizations.

	Percentage Return
	Year Ended

Company/Index	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Lithia Motors, Inc.	32.52%	11.86%	8.33%	(30.42)%	66.43%
Russell 2000	22.36	(2.55)	21.26	(3.02)	2.49
Peer Group Index	(25.44)	(30.87)	(37.62)	(28.93)	131.28

Company/Index	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Lithia Motors, Inc.	$100.00	$132.52	$148.25	$160.60	$111.75	$185.98
Russell 2000	100.00	122.36	119.25	144.60	140.23	143.71
Peer Group Index	100.00	74.56	51.54	32.15	22.85	52.85

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2001, Jeffrey B. DeBoer, our Senior Vice President and Chief Financial Officer, earned compensation of $577,343, including an annual performance based bonus of $297,000. In addition, Jeff DeBoer was granted a non-qualified stock option for 8,000 shares of Class A common stock at an exercise price of $19.24 per share, the fair market value of the Class A common stock on the date of grant. This option does not vest until December 2006 and will expire in December 2011. Jeff DeBoer is the son of Sidney B. DeBoer, our Chairman and Chief Executive Officer. We believe that the compensation paid to Jeff DeBoer is appropriate for his responsibilities and performance during the year.

During 2001, we paid Mark DeBoer Construction, Inc. $7.9 million for constructing or remodeling certain of our stores. These amounts included approximately $7.1 million for subcontractors and materials, permits, licenses, travel and various miscellaneous fees and approximately $800,000 for construction management fees to cover the company’s operating expenses and compensation of its employees. Mark DeBoer, the President and owner of Mark DeBoer Construction, is the son of Sidney B. DeBoer, our Chairman and Chief Executive Officer. We believe the amount paid is fair in comparison with fees negotiated with independent third parties.

In May 1999, we purchased certain dealerships owned by W. Douglas Moreland for a total consideration of approximately $66.0 million, at which time Mr. Moreland became a member of our Board of Directors. During the normal course of business, these dealerships paid $2.5 million in 2001 to other companies owned by Mr. Moreland for vehicle purchases, recourse paid to a financial lender and management fees. We also made lease payments of $3.0 million in 2001 to other companies owned by Mr. Moreland pursuant to the lease agreements entered into at the time of the dealership purchases in 1999. At the time the lease agreements were negotiated, Mr. Moreland was not affiliated with our Company.

INDEPENDENT ACCOUNTANTS

KPMG LLP was our independent accountant for the year ended December 31, 2001. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of the firm if such representative so desires, and will be available to respond to appropriate shareholder questions.

Fees Paid to Auditors Related to 2001 Services

Audit Fees	$296,500
Financial Information Systems Design and Implementation Fees	—
All Other Fees
Audit Related	2,600
Other	—

Total All Other Fees	2,600

Total	$299,100

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors reports to the Board and is responsible for overseeing the Company’s accounting functions, its system of internal controls established by management, and the processes to assure compliance with applicable laws, regulations and internal policies. Our activities are governed by a written charter, which was adopted by the Board on February 21, 2000 and re-approved February 9, 2001.

In discharging our responsibilities, we have met with the Company’s management and its independent auditors, KPMG LLP, to review the Company’s accounting functions and the audit process. We discussed and reviewed with the independent auditors all matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. We also discussed and reviewed the results of the independent auditors’ examination of the Company’s financial statements, the quality and adequacy of the Company’s internal controls, and issues relating to auditor independence. We also obtained a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” and discussed with the auditors any relationships that may impact their objectivity and independence.

Based on our review and discussions with the Company’s management and independent auditors, we found nothing that gave us concern and we recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

We also have met with the Company’s internal audit manager to review the scope of the internal controls, review procedures and the frequency and results of such reviews. We note that a follow-up procedure is in place to monitor any corrective actions that have been recommended.

Submitted by:

Thomas Becker, Chairman
Gerald F. Taylor
William J. Young

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and all persons who own more than ten percent of the outstanding shares of our common stock (referred to as the “ten percent shareholders”) to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of beneficial ownership and all subsequent changes in beneficial ownership of our common stock and other equity securities. Based solely on review of the copies of the forms provided to us and the representations by the executive officers, directors and ten percent shareholders, we believe, to the best of our knowledge, that all Section 16(a) filing requirements were met for the year ending December 31, 2001.

OTHER BUSINESS AND SHAREHOLDER PROPOSALS

We know of no other business to be conducted at the Annual Meeting. Proposals intended to be presented by any shareholder at next year’s Annual Meeting must be received by us at our principal office no later than December 6, 2002 and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in our proxy statement for that meeting.

FORM 10-K

We will provide, without charge, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Written requests should be mailed to the attention of Investor Relations, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501.

Dated: April 5, 2002

APPENDIX A

Lithia Motors, Inc.
2001 Stock Option Plan Summary

General

The Lithia Motors, Inc. 2001 Stock Option Plan (the “Plan”) became effective April 9, 2001 and will terminate 10 years thereafter. Termination of the Plan will not affect outstanding options at the time of termination.

Shares Covered

The Plan provides for the issuance of 600,000 shares of Lithia Motors, Inc. Class A common stock. Upon approval of the proposed amendment, a total of 1.2 million shares will be issuable under the Plan. See Proposal No. 2.

Eligibility

All employees, non-employee directors and consultants are eligible to participate in the Plan.

Options Outstanding

As of March 20, 2002, options covering 1,401,451 shares of Class A common stock were outstanding under the Plan and previous stock option plans of the Company at a weighted average exercise price of $14.23 per share. As of March 20, 2002, 257,600 remained available for future grant under the Plan. In the event any option granted under the Plan expires without being exercised, the unexercised shares previously subject to the expired option would again become available for future grants.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors.

Amendment

The Board of Directors may, at any time and from time to time, modify or amend this Plan as it deems advisable except that any amendment increasing the number of shares of common stock reserved under this Plan or expanding the eligible persons under the Plan shall only become effective if and when such amendment is approved by the shareholders.

Grant of Options

Options granted under the Plan are designated as either “Incentive Stock Options” as defined in Section 422 of the Internal Revenue Code, or “Non-Qualified Stock Options.” Each person receiving an option must execute a written option agreement setting forth the specific terms of that particular option. The Compensation Committee has full discretion, subject to the terms and conditions of the Plan, to determine the specific terms of each grant.

The Incentive Stock Options may be granted only to employees and are exercisable at 100% of the fair market value of the shares on the date of grant, unless the person receiving the option grant beneficially owns 10% or more of the outstanding shares, in which case the exercise price must be at least 110% of the fair market value. The term of the options may not exceed 10 years from the date of the grant and may be subject to a vesting schedule as determined by the Compensation Committee; and in the case of a 10% owner, the term may not exceed 5 years. Incentive Stock Options are not transferable, except by will or laws of descent and distribution upon death of the option holder.

The Non-Qualified Stock Options may be granted to employees, directors and other individuals determined by the Compensation Committee to have performed services of importance in the management, operation or development of our business or any of our subsidiaries at any price determined in the sole discretion of the Compensation Committee. The Compensation Committee also has sole discretion in determining the term, not to exceed 10 years, and the vesting schedule. Under certain circumstances, if permitted by the Compensation Committee, Non-Qualified Stock Options may be transferable by gift in addition to a will or the laws of descent and distribution upon death.

Exercise of Options

Options may be exercised while the recipient is employed or is serving as a director and within three months after termination of service. If termination of service is because of death or disability, the option holder may exercise the options within 12 months of the date of death or disability. If the service is terminated for cause, the Compensation Committee may terminate any unexercised options. In the event of a transaction involving a change of control, such as a merger or acquisition, option holders would be immediately entitled to exercise all of their options, notwithstanding any vesting schedule, unless adequate provisions were made for the continuation of the options.

At the discretion of the Compensation Committee, the Plan permits the option holder to pay the exercise price of any options with cash, Lithia Motors, Inc. common stock held by the option holder for at least six months, by delivery of a full recourse promissory note, or by broker-assisted cashless exercises of stock options.

Certain Tax Consequences

Non-qualified stock options do not result in income to the grantee under federal income tax law currently in effect until the option is exercised. At the time of exercise of a non-qualified stock option, the recipient of the option will realize ordinary income, and the Company will be entitled to a deduction for tax purposes, in the amount by which the market value of the shares issued on exercise of the option exceeds the exercise price.

Incentive stock options have no tax consequences for the option recipient or the Company upon grant or exercise, except for possible application of the alternative minimum tax under certain circumstances to the option recipient. Upon sale of the shares received from the exercise of incentive stock options, any gain realized is treated as capital gain if two years have elapsed from the date of the grant and one year has elapsed from the date of exercise. If these holding periods are not satisfied, the sale is deemed a disqualifying disposition, and that portion of any gain realized, which is represented by the difference between the exercise price and the fair market value of the shares as of the date of exercise of the option, is treated as ordinary income and the Company will be entitled to a corresponding compensation expense deduction for income tax purposes.

New Plan Benefits
2001 Stock Option Plan

The following table summarizes stock options granted under the Plan from January 1, 2002 through March 20, 2002.

Name and Position	Number of Shares (A)

Sidney B. DeBoer, Chairman, Chief Executive Officer and Secretary	—
M. L. Dick Heimann, President, Chief Operating Officer and Director	—
R. Bradford Gray, Executive Vice President and Director	—
Don Jones, Jr., Senior Vice President, Retail Operations	—
Bryan DeBoer, Senior Vice President, Mergers and Acquisitions/Operations	—
Thomas Becker, Director	—
W. Douglas Moreland, Director	—
Gerald F. Taylor, Director	—
William J. Young, Director	—
All Current Executive Officers as a Group (6 people)	—
All Non-Executive Officer Directors as a Group (4 people)	—
All Non-Executive Officer Employees as a Group (approximately 2,885 people)	40,000

(A)	Options covering a total of 40,000 shares of the Company’s Class A common stock were granted between January 1, 2002 and March 20, 2002 under the Plan at an average exercise price of $20.52 per share. The exercise price is equal to the fair market value of the Company’s Class A common stock on the date of grant.

Since the granting of options is at the discretion of the Compensation Committee, future grants cannot be determined.

APPENDIX B

1998 Employee Stock Purchase Plan Summary

The Board approved the 1998 Employee Stock Purchase Plan (the “ESPP”) and, as amended, has reserved a total of 500,000 shares of Class A common stock for issuance there under, 114,592 of which remain available for future issuance at March 20, 2002. In March 2002, subject to shareholder approval, the Board approved an amendment to the ESPP to increase the total shares issuable there under to 1.0 million. See Proposal No. 3.

Administration

The ESPP is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended, and is administered by the Compensation Committee.

Eligibility

Employees of Lithia Motors, Inc. and its subsidiaries are eligible to participate in the ESPP after they have completed at least 90 days of continuous employment and work at least 20 hours per week. Messrs. Sidney DeBoer, Heimann and Gray are not currently eligible to participate in the ESPP since employees who control 5% or more of the total voting power of all classes of our stock are not eligible. Messrs. Jeffrey DeBoer, Bryan DeBoer and Mark DeBoer are not able to participate because of their family relationship with Sidney DeBoer. Employees may end their participation in the ESPP at any time during the calendar quarter and their participation ends automatically on the termination of their employment.

Purchase Price

The ESPP allows eligible employees to purchase shares of the Company’s Class A common stock through payroll deductions, which may not exceed 10% of their base pay (but in no event shares with a fair market value of more than $25,000 annually). The price of shares purchased under the ESPP will be 85% of the lower of the fair market value of the Class A common stock at the beginning or at the end of each calendar quarter.

Amendment of the Purchase Plan

The Board may amend or terminate the ESPP at any time but may not increase the number of shares covered by the ESPP, amend the eligibility requirements or permit members of the Compensation Committee to participate in the ESPP, without subsequent shareholder approval.

Term of ESPP

The ESPP will terminate on December 31, 2007.

B-1

Federal Tax Effects

A participant acquiring stock pursuant to a qualified employee stock purchase plan receives favorable tax treatment in that the participant does not recognize any taxable income at the time of the grant of the option to purchase or upon exercise of such option to purchase. The tax treatment of the disposition of the stock depends upon whether the stock is disposed of within the holding period, which is two years from the date of grant. If the participant disposes of the stock after completion of the holding period, the lesser of (a) the sales price less the purchase price, or (b) 15 percent of the market value of the shares on the first day of the offering period, is taxable as ordinary income, and any further profit is taxable as long-term capital gain. Any loss is treated as a capital loss. If the participant disposes of the stock before the holding period expires (disqualifying disposition), the difference between the price paid by the employee and the market value of the shares at the date of purchase is taxable as ordinary income, and the difference between the amount received by the employee on the disposition of the shares and the market value of the shares at the date of purchase is treated as a capital gain or loss. Upon a disqualifying disposition of the stock, the Company may deduct from taxable income in the year of the disqualifying disposition an amount equal to the difference between the price paid by the employee and the market value of the shares at the date of purchase.

New Plan Benefits
1998 Employee Stock Purchase Plan

The following table summarizes shares purchased under the ESPP from January 1, 2002 through March 20, 2002.

Name and Position	Number of Shares (A)

Sidney B. DeBoer, Chairman, Chief Executive Officer and Secretary	—
M. L. Dick Heimann, President, Chief Operating Officer and Director	—
R. Bradford Gray, Executive Vice President and Director	—
Don Jones, Jr., Senior Vice President, Retail Operations	—
Bryan DeBoer, Senior Vice President, Mergers and Acquisitions/Operations	—
Thomas Becker, Director	—
W. Douglas Moreland, Director	—
Gerald F. Taylor, Director	—
William J. Young, Director	—
All Current Executive Officers as a Group (6 people)	—
All Non-Executive Officer Directors as a Group (4 people)	—
All Non-Executive Officer Employees as a Group (approximately 2,885 people)	50,483

(A)	A total of 50,483 shares of the Company’s Class A common stock were purchased between January 1, 2002 and March 20, 2002 under the ESPP. The average purchase price of the shares purchased was $11.47 per share.

Participation in the ESPP is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the ESPP are not determinable. Non-employee directors are not eligible to participate.

B-2

LITHIA MOTORS, INC.
Revocable Proxy for Annual Meeting of Shareholders to be Held on May 8, 2002

     The undersigned hereby appoints Sidney B. DeBoer and M. L. Dick Heimann, and each of them, proxies of the undersigned, each with full power of substitution to represent and to vote on behalf of the undersigned all shares of Class A Common Stock of Lithia Motors, Inc. at the annual meeting to be held at 4:00 p.m. on Wednesday, May 8, 2002, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:

1.	Election of Directors	☐ FOR all nominees listed below ☐ WITHHOLD AUTHORITY to vote for all nominees listed below

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:

Sidney B. DeBoer R. Bradford Gray Gerald F. Taylor	M. L. Dick Heimann William J. Young	Thomas Becker W. Douglas Moreland

2.	To approve an amendment to the Lithia Motors, Inc. 2001 Stock Option Plan to increase the number of shares available for grants under the plan.

FOR ☐ AGAINST ☐ ABSTAIN ☐

3.	To approve an amendment to the Lithia Motors, Inc. 1998 Employee Stock Purchase Plan to increase the number of shares issuable under the plan.

FOR ☐ AGAINST ☐ ABSTAIN ☐

4.	To ratify and approve the previous issuance of 514,238 shares of Class A Common Stock upon conversion of 10,360 shares of Series M Preferred Stock issued as partial consideration for the May 1999 purchase of certain dealerships from the Moreland Group.

FOR ☐ AGAINST ☐ ABSTAIN ☐

Other Matters. At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR AND FOR EACH OF THE THREE PROPOSALS.

Dated	, 2002

Signature of Stockholder(s)

Signature of Stockholder(s)

Please date and sign above exactly as your name appears on your stock certificate(s) (which should be the same as the name on the address label on the envelope in which this proxy was sent to you), including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer. All co-owners must sign.